Exhibit 23.1
Consent of Independent Certified Public Accountants
Entrada Networks, Inc.
12 Morgan
Irvine, California 92618

We hereby consent to the incorporation by reference in the prospectus constituting a part of this Registration Statement on Form S-3 of our report dated March 28, 2003, relating to the consolidated financial statements of Entrada Networks, Inc. and subsidiaries (the "Company") as of January 31, 2003 and 2002, and for each of the years ended January 31, 2003, 2002 and 2001, as included in the Company's Annual Report on Form 10-K for the year ended January 31, 2003, and to the reference to us under the heading "Experts" in the prospectus which is part of such Registration Statement.

/s/ BDO SEIDMAN, LLP
BDO Seidman, LLP
Los Angeles, California
November 26, 2003